Exhibit 99(c)(4)

Discussion Material  September 9, 2013  The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC.  Confidential - DRAFT

 2  Confidential – DRAFT  Table of Contents  1.Introduction and Scope of Analysis  2.Business Overview  3.Valuation Analysis  a)Discounted Cash Flow Analysis  b)Selected Public Company / Transaction Analysis

Introduction and Scope of Analysis  1.

 4  Confidential – DRAFT  Introduction and Scope of Analysis Background of Engagement  Duff & Phelps has been engaged as an independent financial advisor to International Lottery & Totalizator Systems, Inc. (the “Company”) and its board of directors (the “Board of Directors” solely in its capacity as such) to provide an analysis setting forth an estimate as to a reasonable range of fair value of the Company’s common stock (the “Valuation Analysis”). Duff & Phelps understands that the Company’s management may use and rely on the Valuation Analysis in the context of materials presented to the Board of Directors in connection with any consideration or recommendation of engaging in the Proposed Transaction.   Proposed Transaction  It is Duff & Phelps’ understanding that the Proposed Transaction involves a reverse stock split of the Company’s common stock followed by the redemption for cash consideration (the “Consideration”) by the Company of all resulting fractional shares which will represent all of the shareholdings of the Company’s existing minority shareholders.   Disclaimer  The accompanying material was compiled and prepared on a confidential basis for the sole use of the Company and not with a view toward public disclosure and may not be disclosed, summarized, reproduced, disseminated or quoted from or otherwise referred to, in whole or in part, without the prior written consent of Duff & Phelps.  The information utilized in preparing this presentation was obtained from the Company and public sources. Any estimates and projections contained herein have been prepared by or based on discussions with the senior management of the Company and involve numerous and significant subjective determinations which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not independently verify such information.  Because this material was prepared for use by the Company management, which is familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Company.  Although similar in nature, no selected public company or selected transaction used in our analysis is identical to the Company or the Proposed Transaction.

 5  Confidential – DRAFT  Introduction and Scope of Analysis Scope of Analysis  Scope of Analysis  In connection with its analysis, Duff & Phelps made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included, but were not limited to, the items summarized below:  Reviewed the following documents:  –The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended April 30, 2013 and April 30, 2012 and a draft of the Company’s unaudited interim financial statements included in the Company’s Form 10-Q to be filed with the SEC for the quarters ending July 31, 2013 and July 31, 2012;  –The Company’s unaudited draft financial statements for the three months ended July 31, 2012 and 2013;  –Financial projections for the Company for the fiscal years ending April 30, 2014 through 2018, prepared by Company management (the “Financial Projections”); and  –A schedule of the Company’s net operating loss carry forwards provided by Company management;  Discussed with Company management the history, current operations, and probable future outlook of the Company, and the operating and financing plans for the Company, as well as the Financial Projections (including the underlying assumptions) and other internal documents provided to Duff & Phelps by Company management;  Reviewed the historical trading price and trading volume of the Company’s publicly traded securities and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;  Reviewed certain other relevant, publicly available information, including economic, industry, and investment information, and trends with respect to the industries in which the Company participates;  Performed certain valuation analyses using generally accepted valuation and analytical techniques including discounted cash flow analysis, an analysis of selected public companies, and an analysis of selected merger and acquisition transactions; and  Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

 6  Confidential – DRAFT  Introduction and Scope of Analysis Scope of Analysis  Assumptions  In performing its analysis, Duff & Phelps, with the Company’s consent:  –Relied upon the accuracy, completeness and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;  –Assumed that the Financial Projections were reasonably prepared and based upon the best currently available information and good faith judgment of Company management;  –Assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps; and  –Assumed that the terms of any contracts entered into with affiliates of the Company were commercially reasonable.

Introduction and Scope of Analysis
Valuation Summary

- Based on its analysis, Duff & Phelps estimates the reasonable range of fair value of the Company's common stock as of August 30, 2013, on a per share basis, is $1.09 to $1.19 with a mid-point value of $1.13.

Valuation Conclusion
($ in thousands, except per share values)

	Low	Mid	High
Enterprise Value			
Discounted Cash Flow Analysis	$7,800	$8,300	$9,000
Enterprise Value Conclusion	**$7,800**	**$8,300**	**$9,000**
Plus: Cash and Equivalents (1)	6,634	6,634	6,634
Plus: Short-Term Investments (1)	1,245	1,245	1,245
Plus: Present Value of NOL Tax Benefit	2,336	2,414	2,499
Less: Debt (1)	0	0	0
Less: Payables to Parent (1)	(202)	(202)	(202)
Less: Deferred Revenue (1)	(3,731)	(3,731)	(3,731)
Aggregate Equity Value	**$14,082**	**$14,660**	**$15,445**
Shares Outstanding	12,963,999	12,963,999	12,963,999
Estimated Per Share Price	**$1.09**	**$1.13**	**$1.19**

(1) As of July 31, 2013.

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Business Overview  2.

Business Overview
Company Overview / Ownership

Organizational History

- The Company was established to supply computerized wagering systems for the pari-mutuel racing industry. In recent years, the Company has developed certified end-to-end optical scan voting systems and a full-featured Election Management Software that provides precinct tabulation, ballot review and audio voting capability.
  - ILTS was founded in 1978 and completed an initial public offering in 1981. Unisyn Voting Solutions, Inc., the Company's voting segment, was founded in 2003 and headquarters are located in Vista, California.

Business Overview

- The Company designs, develops and provides secure, innovative and dependable gaming and voting processing systems for public and private organizations throughout the world. The Company provides a complete range of customized and technologically innovative software, hardware, technical support and site management for its customers' gaming or voting operations.
  - Lottery and Pari-Mutuel Segment. Generates revenue by designing, manufacturing, licensing, managing, supporting, and servicing computerized wagering systems and terminals for the lottery and pari-mutuel racing industries worldwide.
  - Voting Segment. Generates revenue by developing, manufacturing, licensing and supporting voting systems for the governmental and non-governmental election jurisdictions in the United States under the name of Unisyn Voting Solutions, Inc.

International Lottery & Totalizator Systems Inc. - Ownership by Class

Type	Common Stock Equivalent Held	% of Total Outstanding
Berjaya Lottery Management H.K. Limited	9,245,317	71.3%
Directors & Officers	132,347	1.0%
Public & Other	3,585,335	27.7%
Total Shares Issued and Outstanding	**12,962,999**	**100.0%**



Directors & Officers 1%
Public & Other 28%
Berjaya Lottery Management H.K. Limited 71%

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 10  Confidential – DRAFT  The Company has limited visibility, marketability and liquidity in the public market  –The Company has no analyst/research coverage  –Low trading volumes provide limited liquidity to investors   Business Overview Trading Analysis  (1) Assumes on-going business as a public company.  Source: Company transcripts, press releases, Capital IQ and Bloomberg.  0.0 20.0 40.0 60.0 80.0 100.0 120.0 140.0 160.0 180.0 $0.00 $0.25 $0.50 $0.75 $1.00 $1.25 $1.50 Volume (thousands)  Share Price September 12, 2012 Q1: Sales of $3.3mm and net income of $0.07 per share.  December 13, 2012  Q2: Sales of $2.4mm and net income of $0.04 per share.  January 15, 2013  ILTS received an order valued at approximately $11mm from Sports Toto Malaysia Sdn Bhd for new Intelimark FLX-2 lottery terminals, CheckWin units, associated services and software March 13, 2013 Q3: Sales of $2.0mm and net income of $(0.01) per share.  July 9, 2013  FY 2013: Sales of $10.6mm and net income of $0.24 per share.  September 5, 2013  Closing price of $1.09 per share. International Lottery & Totalizator Systems Inc. - Historical Daily Trading VolumeTwo-Week Average2,264One-Month Average3,379Six-Month Average6,314% of Shares Outstanding0.0%% of Shares Outstanding0.0%% of Shares Outstanding0.0%% of Float0.1%% of Float0.1%% of Float0.2%

Business Overview
Historical & Projected Financial Performance

- The following table highlights the Company's recent historical financial performance and projections through the fiscal year ended April 30, 2018.

Financial Performance Summary
($ in thousands)

							Management Projections				
	2009A	2010A	2011A	2012A	2013A	LTM 7/13	2014E	2015P	2016P	2017P	2018P
Gaming Revenue	$5,735	$6,747	$5,426	$7,052	$7,396	$11,779	$18,780	$6,070	$3,210	$7,856	$5,856
Voting Revenue	773	372	460	5,032	3,175	3,268	3,170	2,392	4,698	2,168	1,308
Total Revenue	**$6,508**	**$7,119**	**$5,886**	**$12,084**	**$10,571**	**$15,047**	**$21,950**	**$8,462**	**$7,908**	**$10,024**	**$7,164**
Growth	*-50.0%*	*9.4%*	*-17.3%*	*105.3%*	*-12.5%*	*1.9%*	*107.6%*	*-61.4%*	*-6.5%*	*26.8%*	*-28.5%*
Gross Profit (1)	$3,231	$2,781	$1,854	$4,256	$4,057	$4,273	$7,147	$3,025	$2,598	$3,863	$2,521
Margin	*49.6%*	*39.1%*	*31.5%*	*35.2%*	*38.4%*	*28.4%*	*32.6%*	*35.7%*	*32.9%*	*38.5%*	*35.2%*
Estimated Public Company Cost	$286	$286	$286	$286	$286	$286	$294	$295	$303	$305	$305
Adjusted EBITDA	($467)	($172)	($217)	$2,046	$2,018	$2,225	$5,023	$820	$441	$1,628	$246
Margin	*-7.2%*	*-2.4%*	*-3.7%*	*16.9%*	*19.1%*	*14.8%*	*22.9%*	*9.7%*	*5.6%*	*16.2%*	*3.4%*
Growth	*NA*	*-63.2%*	*NM*	*NM*	*-1.4%*	*-33.7%*	*148.9%*	*-83.7%*	*-46.3%*	*269.5%*	*-84.9%*
Capital Expenditures	$254	$106	$157	$191	$141	$156	$121	$63	$289	$150	$150
as % of Total Revenue	*3.9%*	*1.5%*	*2.7%*	*1.6%*	*1.3%*	*1.0%*	*0.6%*	*0.8%*	*3.7%*	*1.5%*	*2.1%*

(1) Gross Profit excludes depreciation and amortization expense.
LTM = Latest Twelve Months

Source: SEC filings and Company management

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 12  Confidential – DRAFT  Business Overview Historical & Projected Financial Performance  The Company’s business to date has been dependent on major contracts from a limited number of lottery operators (many of which are related parties) and limited customer base in the voting segment. During FY 2013, four customers accounted for 90% of total revenue. Additionally, during FY 2013, approximately 40% of the Company’s total revenue was generated from three related party customers.  Significant fluctuations in year-to-year revenue. Individual contracts are generally of considerable value, and according to management of the Company, the timing of contracts or sales of spare parts does not occur in a predictable trend.   Historical & Projected Revenue by Segment  ($ in millions) $18.2  $22.8  $10.8 $9.7 $3.4 $10.9 $7.9 $5.7 $6.7 $5.4 $7.1 $7.4  $18.8 $6.1 $0.2 $5.1 $0.8 $0.4 $0.5 $5.0 $3.2 $3.2 $2.4  2002A 2003A 2004A 2005A 2006A 2007A 2008A 2009A 2010A 2011A 2012A 2013A 2014E 2015P Gaming VotingRevenue By Customer by SegmentVoting CustomerFY 2011FY 2012FY 2013Q1 2014Adkins$0$3,892,880$2,358,819$320,086Cherokee Nation000311,079Jackson County136,891371,56599,76615,154Election Systems Software (ES&S)312,928318,543280,82256,337Other10,679448,626435,418193,552Total Voting Revenue460,498 5,031,614 3,174,825 896,208 Gaming CustomerAb Trav Och Galopp$664,493$647,149$3,196,423$6,706,732Ascot Sports66,400000Natural Avenue969,240242,985141,96836,101Philippine Gaming Management Corp2,328,6953,836,8881,103,0544,711Sports Toto Malaysia326,4802,036,7962,951,891122,020Ohwistha - Peter Paul (OCL)876,986131,3761,500450Other193,442156,9661,4820Total Gaming Revenue5,425,736 7,052,160 7,396,318 6,870,013 Total Revenue$5,886,234$12,083,774$10,571,143$7,766,220Related Party Revenue $3,690,815$6,116,669$4,196,913$162,831% of Total Revenue 61.6%50.6%39.7%2.1%Note: Related parties are shaded blue.

Valuation Analysis  3.

 14  Confidential – DRAFT  The following is a summary of the key assumptions used in the discounted cash flow analysis:  –Duff & Phelps used the 2014 through 2018 forecast provided by Company's management as a basis for its analysis.  –Beyond Management’s projection period, Duff & Phelps calculated a normalized terminal year cash flow based on 10 year average Company performance (5 historical years and 5 projected years) except for voting revenue where we took an average of the 5 year projected performance due to the addition of a large new customer in 2012.  –The following assumptions are used in the DCF analysis:  »Management’s revenue projections assume significant fluctuations in both the gaming and voting segments.  »EBITDA margin (as a % of revenue) averages 11.6% over management’s projection period.  »The Company does not require significant capital expenditures to operate and maintain its operations. Management estimates that between $120,000 and $300,000 is required in annual maintenance expenditures, which includes computer equipment, machinery, and building improvements.  »Management projected five-years of working capital requirements with significant fluctuations driven by volatility in contract revenue.  »Management projects a significant decrease in net working capital from July 31, 2013 to the end of FY 2014 as the Company completes a large lottery terminal order and sells through some excess voting machine inventory.  »Beyond the projection period, Duff & Phelps estimated the terminal value (“Terminal Value”) of the Company with a generally accepted perpetuity formula, incorporating a normalized free cash flow and a long-term expected annual growth rate of 2.5%.  »Duff & Phelps discounted the projected free cash flows for the 2014 - 2018 period and the Terminal Value using a discount rate range of 12.75% to 15.75%.   Valuation Analysis Discounted Cash Flow Analysis

Valuation Analysis

Discounted Cash Flow Summary

- The DCF analysis indicates an enterprise value ranging from $7.8 million to $9.0 million, with the midpoint value of approximately $8.3 million. This value includes the cash flow associated with the decline in net working capital through the remainder of FY 2014.

Discounted Cash Flow Analysis
($ in thousands)

	LTM 7/13	2014E	2015P	2016P	2017P	2018P	Normalized Terminal Year
Total Revenue	$15,047	$21,950	$8,462	$7,908	$10,024	$7,164	$10,160
Growth	*1.9%*	*107.6%*	*(61.4%)*	*(6.5%)*	*26.8%*	*(28.5%)*	
EBITDA	2,225	5,023	820	441	1,628	246	1,182
EBITDA Margin	*14.8%*	*22.9%*	*9.7%*	*5.6%*	*16.2%*	*3.4%*	*11.6%*
Growth	*-33.7%*	*148.9%*	*(83.7%)*	*(46.3%)*	*269.5%*	*(84.9%)*	
		8/13-4/14					
Earnings Before Interest and Taxes		$3,646	$652	$273	$1,460	$78	$1,020
Pro Forma Taxes @ 40.7%		(1,486)	(266)	(111)	(595)	(32)	(416)
Net Operating Profit After Tax		2,161	386	162	865	46	604
Depreciation		138	168	168	168	168	162
Capital Expenditures		(42)	(63)	(289)	(150)	(150)	(162)
(Increase) / Decrease in Working Capital		2,181	(189)	155	156	134	(35)
Free Cash Flow		$4,438	$302	$196	$1,039	$198	$569

Enterprise Value		**Low**	**Mid**	**High**
Terminal Growth Rate		2.5%	2.5%	2.5%
Weighted Average Cost of Capital		15.75%	14.25%	12.75%
Concluded Enterprise Value Range (Rounded)		**$7,800**	**$8,300**	**$9,000**
Implied Enterprise Value Multiples				
EV / FY09A - 13A Average Adjusted EBITDA	$642	12.2x	12.9x	14.0x
EV / FY11A - 13A Average Adjusted EBITDA	1,283	6.1x	6.5x	7.0x
EV / FY09A - FY18P Average Adjusted EBITDA	1,137	6.9x	7.3x	7.9x
EV / FY11A - FY16P Average Adjusted EBITDA	1,625	4.8x	5.1x	5.5x
EV / LTM Adjusted EBITDA	2,225	3.5x	3.7x	4.0x
EV / 2014 Adjusted EBITDA	5,023	1.6x	1.7x	1.8x
EV / 2015 Adjusted EBITDA	820	9.5x	10.1x	11.0x
EV / LTM Revenue	15,047	0.52x	0.55x	0.60x

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 16  Confidential – DRAFT  Selected Public Company / M&A Transaction Analysis  Duff & Phelps selected six publicly traded companies that were deemed relevant to its analysis.  Bally Technologies, Inc.  International Game Technology  Intralot SA  Multimedia Games Holding Company, Inc.  Pollard Banknote Limited  Scientific Games Corporation   Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to EBITDA, and enterprise value to revenue.   Duff & Phelps calculated implied multiples of the DCF enterprise value for the Company and compared these multiples to those of the selected public companies.  Duff & Phelps also researched selected M&A transactions involving target companies with businesses we deemed relevant to our analysis.   Although similar in nature, none of the selected public companies or those companies involved in the selected M&A transactions are identical to the Company. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies and selected M&A transactions and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors, that could affect their value relative to the Company.  Valuation Analysis Selected Public Company / M&A Transaction Analysis

Valuation Analysis

Selected Public Company Analysis

Selected Public Company Analysis

($ in millions)

Company Information	Market Data			Revenue Growth		EBITDA Growth				EBITDA Margin					Enterprise Value as a Multiple of					
Company Name	Stock Price on 9/5/13	% of 52-Wk High	EV	3- Yr CAGR	LTM	3- Yr CAGR	LTM	2013	2014	5-Yr Avg	3-Yr Avg	LTM	2013	2014	5-Yr Avg EBITDA	3-Yr Avg EBITDA	LTM EBITDA	2013 EBITDA	2014 EBITDA	LTM Revenue
Bally Technologies, Inc.	$72.73	97.1%	$3,581	8.6%	13.3%	6.3%	19.6%	9.3%	6.4%	31.7%	30.9%	32.4%	33.7%	34.3%	13.3x	13.1x	11.1x	10.1x	9.5x	3.59x
International Game Technology	19.31	95.7	6,486	2.1	13.6	2.0	17.0	10.1	0.6	37.8	37.8	36.4	37.2	37.4	8.1	8.6	7.6	7.6	7.5	2.77
Intralot SA	2.07	67.1	1,127	15.0	10.7	3.9	31.6	15.0	1.8	14.3	12.4	13.2	14.2	13.8	5.4	5.6	4.7	4.4	4.3	0.62
Multimedia Games Holding Company, Inc.	38.35	97.7	1,175	7.1	19.8	9.0	26.0	42.3	19.5	42.3	41.7	46.2	50.4	51.4	21.0	21.0	14.1	12.3	10.3	6.51
Pollard Banknote Limited	2.98	95.4	132	-5.4	5.1	-4.1	17.5	NA	NA	11.5	11.1	12.7	NA	NA	6.9	7.5	6.2	NA	NA	0.79
Scientific Games Corporation	14.79	98.2	2,331	0.5	2.1	17.1	20.5	1.5	6.0	24.6	27.6	29.9	30.7	31.2	10.0	9.4	8.3	8.1	7.6	2.49
Mean		**91.9%**	**$2,472**	**4.6%**	**10.8%**	**5.7%**	**22.0%**	**15.6%**	**6.9%**	**27.0%**	**26.9%**	**28.5%**	**33.2%**	**33.6%**	**10.8x**	**10.8x**	**8.7x**	**8.5x**	**7.9x**	**2.79x**
Median		**96.4%**	**$1,753**	**4.6%**	**12.0%**	**5.1%**	**20.1%**	**10.1%**	**6.0%**	**28.2%**	**29.2%**	**31.2%**	**33.7%**	**34.3%**	**9.1x**	**9.0x**	**8.0x**	**8.1x**	**7.6x**	**2.63x**
International Lottery & Totalizator Systems Inc.[(1)]				**14.1%**	**1.9%**	**NM**	**-33.7%**	**148.9%**	**-83.7%**	**4.6%**	**10.8%**	**14.8%**	**22.9%**	**9.7%**						

(1) ILTS fiscal years ending April 30, 2014 and April 30, 2015
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings

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Valuation Analysis

Selected M&A Transaction Analysis

Selected M&A Transaction Analysis

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	EV	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue
7/15/13	SHFL entertainment, Inc.	Manufactures and distributes gaming devices and operates inter-casino linked systems and slot machine routes	Bally Technologies, Inc.	$1,343.5	$273.1	$83.3	30.5%	16.1x	4.92x
1/30/13	WMS Industries Inc.	Designs, manufactures, and markets games and systems	Scientific Games Corporation	$1,486.8	$688.5	$196.6	28.6%	7.6x	2.16x
9/25/12	Cadillac Jack, Inc.	Engages in the design, manufacture and distribution of games, reel-spinning gaming machines and video lottery terminals for the legalized gaming industry worldwide	Amaya Gaming Group Inc.	$177.0	$78.5	$35.7	45.5%	5.0x	2.25x
8/8/12	GameTech International Inc.	Engages in developing, manufacturing and marketing gaming entertainment products and systems	Yuri Itkis Gaming Trust of 1993	$19.6	$30.9	$2.6	8.4%	7.5x	0.64x
9/26/11	SAZKA, a.s.	Provides hardware and software systems for accepting bets, pools and bingo games in Italy	PPF A.S.; KKCG a.s.	$594.6	$429.8	$62.0	14.4%	9.6x	1.38x
4/26/11	Barcrest Group Limited	Designs, manufactures and markets gaming machines to the amusement industry	The Global Draw Limited; Games Media Limited	$55.1	$70.0	N/A	N/A	N/A	0.79x
1/22/11	Snai S.p.A.	Owns, operates, and supplies server-based gaming terminals	Global Games Srl	$759.7	$754.3	$73.2	9.7%	10.4x	1.01x
5/4/10	Inspired Gaming Group Limited	Manufactures cash handling equipment and provides servicing and software solutions	Vitruvian Partners LLP	$270.5	$132.0	$48.1	36.5%	5.6x	2.05x
1/27/10	Scientific Games Racing, LLC	Supplies wagering systems and services to racetracks and off-track facilities	Sportech PLC	$87.3	$110.0	N/A	N/A	N/A	0.79x

	EV / EBITDA	EV / Revenue
Mean	8.8x	1.78x
Median	7.6x	1.38x

Source: CapitalIQ

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DUFF & PHELPS

19  Confidential – DRAFT  Valuation Analysis Selected Public Company / M&A Transaction Analysis – Implied Multiple Summary Implied Enterprise Value Multiples($ in thousands)LowMidHighEnterprise ValueDiscounted Cash Flow Analysis$7,800$8,300$9,000Less: Excess Net Working Capital (1)(1,788)(1,788)(1,788)Adjusted Enterprise Value Conclusion$6,012$6,512$7,212Selected Public Company AnalysisImplied Enterprise Value MultiplesMinMaxMedianEV / FY09A - 13A Average Adjusted EBITDA$6429.4x10.1x11.2x5.4x-21.0x9.1xEV / FY11A - 13A Average Adjusted EBITDA1,2834.7x5.1x5.6x5.6x-21.0x9.0xEV / FY11A - FY16P Average Adjusted EBITDA1,6253.7x4.0x4.4x4.8x-13.8x8.4xEV / FY09A - FY18P Average Adjusted EBITDA1,1375.3x5.7x6.3xNA-NANAEV / LTM Adjusted EBITDA2,2252.7x2.9x3.2x4.7x-14.1x8.0xEV / 2014 Adjusted EBITDA5,0231.2x1.3x1.4x4.4x-12.3x8.1xEV / 2015 Adjusted EBITDA8207.3x7.9x8.8x4.3x-10.3x7.6xEV / LTM Revenue15,0470.40x0.43x0.48x0.62x-6.51x2.63x(1) Adjusted to normalize working capital to a long-term average level.

CONSENT OF INDEPENDENT VALUATION SPECIALIST

We hereby consent to the reference to our name and description of our role in the valuation process of International Lottery & Totalizator, Inc. (the “Company”) being included or incorporated by reference into the Company’s Information Statement on Schedule 13E-3 and Schedule 14C being filed on the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 or Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Schedule 13E-3 or Schedule 14C within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder. The responsibility for determining fair value of the Company’s common stock rests solely with the Company, and our valuation analysis was used as one factor, among a number of other factors, considered by the Company in its analysis in reaching its conclusion of value.

October 24, 2014	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC